GOLD QUANTUM GROUP INC

INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA

Certificate Number

Shares

PAR VALUE $0.001
COMMON STOCK

THIS CERTIFIES THAT

CUSIP NO.:

Is The Owner Of

FULLY PAID AND NON-ASSESSABLE SHARES OF THE COMMON STOCK PAR VALUE OF $0.0001 EACH OF

GOLD QUANTUM GROUP, INC.

Transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar. Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.



GOLD QUANTUM GROUP, INC.
Corporate
Seal
NEVADA

HSIANG EN LEE
Chief Executive Officer

CHUNHUI ZHAOSU
Chairman of the Board

DATED:

Countersigned and Registered

TRANSHARE CORPORATION
Transfer Agent

By

Authorized Signature

Bayside Center 1, 17755 N. US Highway 19, Suite 140, Clearwater, FL 33764
303 - 662 - 1112